Exhibit 2.1


                                                         Tel-Aviv, June 24, 1996


                       CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
COMET SOFTWARE INTERNATIONAL LTD


We consent to incorporation by reference in the Registration Statement on Form S-8 of our report, dated March 1, 1994, relating to the balance sheets of Comet Software International Ltd. as of December 31, 1993 and December 31, 1992, and the related statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1993, which report appears in the annual report on Form 20-F of Comet Software International Ltd.



/s/ Somekh Chaikin                         /s/ Jonathan Glezer
Somekh Chaikin                             Jonathan Glezer & Co.
Certified Public Accountants (Isr.)        Certified Public Accountants (Isr.)